Golden Sands Exploration Inc.
AHL Holdings Ltd.
210-5511 West Boulevard
Vancouver, British Columbia
V6M 3W6

By Hand

April 11, 2007

Evolving Gold Corp
Suite 1500 – 885 West Georgia St.
Vancouver, B.C. V6C 3E8

Re: **Winnemucca Property Amended and Restated Option and Royalty Agreement dated July 7, 2007 ("Winnemucca Property Agreement")**

Attn: Robert Bick, CEO

Golden Sands Exploration Inc. ("Golden Sands") and AHL Holdings Ltd. ("AHL") are willing to grant to Evolving Gold Corp. ("Evolving") an extension on certain requirements of Evolving under the Winnemucca Property Agreement on the following basis:

1. Evolving will pay to Golden Sands $10,000 USD within 5 business days
2. Golden Sands and AHL grant to Evolving an extension on the technical report due within 90 days of December 31, 2006 under section 12.1 (f) of the Winnemucca Property Agreement until October 15, 2007
3. Golden Sands and AHL grant to Evolving an extension on the Exploration Expense Report due within 90 days of December 31, 2006 under section 12.1 (g) of the Winnemucca Property Agreement until May 15, 2007
4. AHL, Golden Sands and Evolving agree to amend section 3.2 (k) of the Winnemucca Property Agreement to "prepare technical reports in accordance with Subsection 12.1 (f);"

If you have any question whatsoever, please do not hesitate to call Alec Lenec at 604-264-1277

Sincerely,

On Behalf of AHL Holdings Ltd. &
Golden Sands Exploration Inc

Agreed,

On behalf of Evolving Gold Corp.